Prospectus Supplement No. 2                 Filed Pursuant to Rule 424(b) (3)
(To Prospectus dated October 25, 2001)      Registration Statement No. 333-72216

                                 LTX Corporation

           $150,000,000 4 1/4% Convertible Subordinated Notes due 2006
                                       and
     5,165,790 Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated October 25, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "LTXX".

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                  PROSPECTUS SUPPLEMENT DATED JANUARY 22, 2002

     The information appearing in the following graph supplements or supersedes in part the information in the table under the capital "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                                   Principal            Common
                                                   Amount of            Stock
                                                     Notes             Beneficially                         Common Stock
                                                  Beneficially           Owned                           Beneficially Owned
                                                   Owned and             Before       Common Stock         After Offering
Name and Address                                     Offered            Offering        Offered (1)      Amount      Percent
----------------                                   --------------------------------------------------------------------------

ABN AMRO Securities LLC .....................      $   600,000           20,661           20,661                0         --
Allstate Insurance Company ..................          400,000           13,774           13,774                0         --
Allstate Life Insurance Company .............          100,000            3,443            3,443                0         --
Alpine Associates ...........................        8,600,000          296,143          296,143                0         --
Alpine Partners, L.P. .......................        1,400,000           48,209           48,209                0         --
Amaranth LLC ................................       13,460,000          463,499          463,499                0         --
Amaranth Securities L.L.C ...................                0                0                0                0         --
BBT Fund, L.P. ..............................       12,000,000          413,223          413,223                0         --
CSFB Convertible & Quantative
  Strategies, Ltd. ..........................          750,000           25,826           25,826                0         --
Calamos Market Neutral Fund - Calamos
  Investment Trust ..........................        8,000,000          275,482          275,482                0         --
CitiSam Fund Ltd. ...........................        2,900,000           99,862           99,862                0         --
Chrysler Corporation Master Retirement
  Trust .....................................                0                0                0                0         --
Consulting Group Capital Markets Funds ......          500,000           17,218           17,218                0         --
Delta Air Lines Master Trust (c/o Oaktree
Capital Management, LLC) ....................                0                0                0                0         --
Deutsche Banc Alex Brown Inc. ...............       20,637,000          710,640          710,640                0         --
Delta Pilots D&S Trust ......................                0                0                0                0         --
ECT Investments .............................        4,500,000          154,959          154,959                0         --
Fidelity Financial Trust - Fidelity
  Convertible Securities Fund ...............        2,000,000           68,871           68,871                0         --
Frist Foundation, The .......................          200,000            6,887            6,887                0         --
First Union National Bank ...................       15,000,000          516,529          516,529                0         --
Goldman Sachs and Company ...................        1,675,000           57,679           57,679                0         --
IMF Convertible Fund ........................          500,000           17,218           17,218                0         --
Investcorp - SAM Fund Ltd. ..................        2,600,000           89,532           89,532                0         --
JMG Triton Offshore Fund Ltd. ...............        1,550,000           53,375           53,375                0         --
Jeffries & Co. ..............................          550,000           18,939           18,939                0         --
Marathon Global Equity Fund Ltd..............        4,000,000          137,741          137,741                0         --
Motion Picture Industry Health Plan -
  Active Member Fund ........................                0                0                0                0         --
Motion Picture Industry Health Plan -
  Retiree Member Fund .......................                0                0                0                0         --
OCM Convertible Trust .......................                0                0                0                0         --
Oakwood Healthcare Inc. Pension Plan ........          135,000            4,649            4,649                0         --
Paloma Securities L.L.C .....................                0                0                0                0         --
Partner Reinsurance Company Ltd. ............                0                0                0                0         --
Rhapsody Fund, LP ...........................        3,900,000          134,298          134,298                0
Robertson Stephens ..........................        2,000,000           68,871           68,871                0         --
State Employees' Retirement Fund of the
  State of Delaware .........................                0                0                0                0         --
State of Connecticut Combined Investment
  Funds .....................................                0                0                0                0         --
Sunrise Partners ............................        3,640,000          125,344          125,344                0         --
Vanguard Convertible Securities
  Fund, Inc. ................................                0                0                0                0         --
Victory Capital Management (as agent for

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
  Victory Convertible Securities Fund) ................      400,000         13,774         13,774         0       --
Wilmington Trust (as Owner Trustee for
  the Forrestal Funding Master Trust) .................   15,500,000        533,747        533,747         0       --
Any other holder of notes or future transferee,
pledgee, donee or successor of any holder
 (2)(3) ...............................................  150,000,000      5,165,290      5,165,290         0       --

  .  Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $29.04 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.